Exhibit 99.1
INVESTMENT TECHONOLOGY GROUP	380 Madison Avenue, New York, NY 10017 Tel 212 588 400 www.itg.com
FOR IMMEDIATE RELEASE

Investment Technology Group Releases

September 2006 U.S. Trading Statistics

NEW YORK, NY, October 9, 2006 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that September 2006 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was a record 171 million shares.  This compares to 3.3 billion shares and ADV of 142 million shares in August 2006 and 2.4 billion shares and ADV of 114 million shares in September 2005.

There were 20 trading days in September 2006, compared to 23 trading days in August 2006 and 21 trading days in September 2005.

“ITG’s U.S. trading volumes remained robust in September.  However, the anticipated seasonal softening in Europe reduced our average daily revenues to approximately £88,000 for the third quarter,” said Howard Naphtali, ITG’s Chief Financial Officer.

Monthly volume statistics reflect commission-generating U.S. volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

September:	20	3,416,986,651	170,849,333

Year-to-Date:	188	27,968,646,624	148,769,397

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:
Alicia Curran
(212) 444-6130